Exhibit 99.3

CONSENT TO BE NAMED

Pursuant to Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to be named as a person about to become a director of Carrier Global Corporation (the “Registrant”) in the Registration Statement of the Registrant (including any and all amendments or supplements thereto) to be filed with the U.S. Securities and Exchange Commission under the Securities Act.

/s/ David Gitlin
Name: David Gitlin
March 16, 2020